Exhibit 10.8(a)

LIST OF OFFICERS AND DIRECTORS ENTERING INTO INDEMNIFICATION AGREEMENT

NAME	POSITION
Adam S. Berger	Chief Executive Officer and Director
David E. Siminoff	Chairman of the Board
Jonathan B. Bulkeley	Director
Michael A. Brown	Director
Christopher S. Gaffney	Director
Michael A. Kumin	Director
Benjamin A. Derhy	Director
Laura B. Lauder	Director
Scott M. Sassa	Director
Gregory R. Liberman	President
Mark G. Thompson	Chief Financial Officer
Josh Kreinberg	General Counsel and Company Secretary